THIS WARRANT AND THE WARRANT SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE OFFERED OR TRANSFERRED BY SALE, ASSIGNMENT, PLEDGE OR OTHERWISE UNLESS (I) SUCH OFFER OR TRANSFER IS MADE PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR (II) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, WHICH OPINION IS SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933. HEDGING TRANSACTIONS INVOLVING THIS WARRANT AND THE WARRANT SHARES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT OF 1933.

THIS WARRANT AND THE SHARES OF CLASS A COMMON STOCK ISSUED UPON ITS EXERCISE ARE SUBJECT TO THE RESTRICTIONS ON

             TRANSFER SET FORTH IN SECTION 7 OF THIS WARRANT
Date of Issuance: October 12, 2007

ALPHARMA INC.

Class A Common Stock Purchase Warrant

Alpharma Inc., a Delaware corporation (the "Company"), hereby certifies that IDEA AG, a German aktiengesellschaft, or its registered assigns (the "Registered Holder"), is entitled, subject to the terms and conditions set forth below, to purchase from the Company, at any time or from time to time on or after the Approval Date (as defined below) and on or before 5:00 p.m. (New York City time) on the Termination Date (as defined below), a number of shares of Class A Common Stock, $0.20 par value per share, of the Company ("Common Stock"), determined in accordance with Section 1, at a purchase price per share determined in accordance with Section 1. The shares purchasable upon exercise of this Warrant, and the purchase price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the "Warrant Shares" and the "Purchase Price," respectively.

    Warrant Shares; Purchase Price.
      Subject to Section 1(d), the number of Warrant Shares shall be (i) $50,000,000 divided by (ii) 150% of the 30-Day Average Common Stock Trading Price (as defined below) as of the Phase III Milestone Date (as defined below); provided, however, that the number of Warrant Shares shall not, in any event, exceed 2,222,223 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Common Stock occurring at any time after the date hereof).
      Subject to Section 1(d), the Purchase Price shall be 150% of the 30-Day Average Common Stock Trading Price as of the Phase III Milestone Date (as defined below); provided, however, that the Purchase Price shall not, in any event, be less than $22.50 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Common Stock occurring at any time after the date hereof).
      Within 20 Business Days (as defined below) after the Phase III Milestone Date, the Company shall (unless Section 1(d) applies) deliver notice to the Registered Holder of the number of Warrant Shares and the Purchase Price as determined in accordance with Sections 1(a) and (b). In the event that the Purchase Price would, but for the proviso in Section 1(b), be less than $22.50 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Common Stock occurring at any time after the date hereof), the Registered Holder may, within 20 Business Days after the receipt of such notice, deliver notice to the Company that it has irrevocably elected to cause the Company to repurchase this Warrant (subject to the occurrence of the Approval Date) in exchange for a cash payment to the Registered Holder of its Proportionate Part (as defined below) of $12,500,000. Upon delivery of such notice, the Registered Holder's sole rights upon surrender or exercise of this Warrant shall be to receive the consideration set forth in this Section 1(c). If the Registered Holder shall have delivered such notice, the Registered Holder may, at any time during the Exercise Period, deliver to the Company the original copy of this Warrant, a duly executed written instrument acknowledging that this Warrant is being so surrendered and that it is thereafter void, and instructions as to the account to which such payment should be sent by wire transfer. Upon delivery of this Warrant and such acknowledgement and instructions, this Warrant shall immediately terminate and be void, and the Company shall, within five Business Days thereafter, pay to the Registered Holder its Proportionate Part of $12,500,000, by wire transfer of immediately available funds to the account designated by the Registered Holder in the instructions referred to above.
      If, prior to the Phase III Milestone Date, there is consummated any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock will be converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 4(a), 4(b) or 4(d) below) (collectively, a "Reorganization"), then, notwithstanding anything to the contrary in Sections 1(a) and 1(b):
        the Purchase Price shall equal the greater of (x) the 30-Day Average Common Stock Trading Price as of the earlier of (1) the date on which such Reorganization is first publicly announced or (2) the date on which such Reorganization was consummated (the result of this clause (x), the "Reorganization Reference Price"), or (y) $22.50 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Common Stock occurring at any time after the date hereof), and the number of Warrant Shares shall equal the lesser of (1) $50,000,000 divided by 150% of the Reorganization Reference Price determined in accordance with clause (i) above and (2) 2,222,223 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Common Stock occurring at any time after the date hereof).

      For the avoidance of doubt, this Warrant will nevertheless be exercisable only during the Exercise Period (as defined below), and the cash, securities or other property receivable by the Registered Holder upon exercise of this Warrant shall be subject to adjustment as a result of such Reorganization as provided in Section 4(e).

      In the event that the Purchase Price would, but for the minimum price in clause (y) of Section 1(d)(i), have been less than $22.50 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Common Stock occurring at any time after the date hereof), the Registered Holder may, within 20 Business Days (as defined below) after the Phase III Milestone Date, deliver notice to the Company that it has irrevocably elected to cause the Company to repurchase this Warrant (subject to the occurrence of the Approval Date) in exchange for a cash payment to the Registered Holder of its Proportionate Part (as defined below) of $12,500,000, together with the cash payment described in Section 3(e). Upon delivery of such notice, the Registered Holder's sole rights upon surrender or exercise of this Warrant shall be to receive the consideration set forth in this Section 1(e) and in Section 3(e). If the Registered Holder shall have delivered such notice, the Registered Holder may, at any time during the Exercise Period, deliver to the Company the original copy of this Warrant, a duly executed written instrument acknowledging that this Warrant is being so surrendered and that it is thereafter void, and instructions as to the account to which such payment should be sent by wire transfer. Upon delivery of this Warrant and such acknowledgement and instructions, this Warrant shall immediately terminate and be void, and the Company shall, within five Business Days thereafter, pay to the Registered Holder its Proportionate Part of $12,500,000, together with the cash payment described in Section 3(e), by wire transfer of immediately available funds to the account designated by the Registered Holder in the instructions referred to above.
    As used in this Warrant, the following terms have the following meanings:
      "30-Day Average Common Stock Trading Price" means, as of any date, the average of the closing sale prices for the Common Stock on the New York Stock Exchange (or, if the Common Stock does not trade on the New York Stock Exchange during such period, on the primary national securities exchange or another nationally recognized trading system on which the Common Stock trades during such period) over the trading days included in the 30 calendar days immediately preceding such date (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Common Stock occurring during such period); provided, however, that if the Common Stock does not trade on a national securities exchange or another nationally recognized trading system during such period, the 30-Day Average Common Stock Trading Price as of such date shall be the Fair Market Value (as defined below) of the Common Stock as of such date, determined in accordance with clause (2) of the definition of Fair Market Value set forth below.
      "Approval Date" means the date on which the $45,000,000 or $65,000,000 milestone payment is due as a result of achievement of the fourth milestone set forth in Section 3.2 of the License Agreement (as defined below).
      "Business Day" means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in New York City.
      "Exercise Period" means the period beginning on the Approval Date and ending on the Termination Date.
      "License Agreement" means the Exclusive License Agreement dated September 4, 2007, between IDEA AG and Alpharma Ireland Limited, an Irish corporation.
      "Phase III Milestone" means that the Company has publicly announced successful completion of either the Phase III trial of Diractin referred to as Trial 1 or the Phase III trial of Diractin referred to as Trial 2 in Schedule F of the License Agreement, with efficacy and safety results that the Company believes warrant proceeding (without conducting any additional or new clinical trials other than successful completion of the other of such Trial 1 or Trial 2) with the filing of a New Drug Application with the U.S. Food and Drug Administration for the approval of Diractin as a topical treatment for pain.
      "Phase III Milestone Date" means the date on which the Phase III Milestone has occurred.
      "Proportionate Part" means a fraction, the numerator of which is the number of Warrant Shares purchasable upon the exercise of this Warrant (as of the date on which the Company repurchases this Warrant pursuant to Section 1, or as of the date on which this Warrant is exercised, as applicable) by the Registered Holder (giving effect to any subdivision of this Warrant pursuant to Section 7), and the denominator of which is the aggregate number of Warrant Shares initially purchasable by all Registered Holders of this Warrant (as of the date on which the number of Warrant Shares is fixed, but subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Common Stock occurring at any time after such date).
      "Termination Date" means the earliest to occur of (i) the fifth anniversary of the Approval Date, (ii) the tenth anniversary of the date hereof, (iii) if the License Agreement terminates prior to Approval Date, the date of such termination of the License Agreement and (iv) if the Warrant is repurchased by the Company for $12,500,000 pursuant to Section 1, the date of such repurchase.
    Exercise.
      Exercise for Cash. The Registered Holder may, at its option, elect to exercise this Warrant, in whole or in part and at any time, or from time to time, during the Exercise Period, by surrendering this Warrant, with the purchase form appended hereto as Exhibit I duly executed by or on behalf of the Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full, in lawful money of the United States, of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise.
      Cashless Exercise.
        The Registered Holder may, at its option, elect to exercise this Warrant, in whole or in part and at any time or from time to time, during the Exercise Period, on a cashless basis, by surrendering this Warrant, with the purchase form appended hereto as Exhibit I duly executed by or on behalf of the Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, by canceling a portion of this Warrant in payment of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise. In the event of an exercise pursuant to this Section 3(b), the number of Warrant Shares issued to the Registered Holder shall be determined according to the following formula:

        X = Y * (A-B)

        A

        Where: X = the number of Warrant Shares that shall be issued to the Registered Holder;

        Y = the number of Warrant Shares for which this Warrant is being exercised (which shall include both the number of Warrant Shares issued to the Registered Holder and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the Purchase Price);

        A = the Fair Market Value (as defined below) of one share of Common Stock as of the Exercise Date (as defined below); and

        B = the Purchase Price then in effect.

        The Fair Market Value of any security, cash or other property as of any date shall be determined as follows:
          In the case of a security that is listed on a national securities exchange or another nationally recognized trading system as of such date, the Fair Market Value per share of one share (or other unit) of such security shall be deemed to be the average of the high and low reported sale prices per share (or other unit) of such security thereon on the trading day immediately preceding such date (provided that if no such price is reported on such day, the Fair Market Value per share of such security shall be determined pursuant to clause (2)).
          In the case of any security that is not listed on a national securities exchange or another nationally recognized trading system as of such date, the Fair Market Value per share (or other unit) as of such date shall be an amount determined by the Board of Directors of the Company (the "Board") to represent the fair market value per share (or other unit) of such security, and the exercise of this Warrant pursuant to this Section 3(b) shall be delayed until such determination is made and notice thereof is provided to the Registered Holder (whereupon the Registered Holder will be given at least three Business Days to determine whether to proceed with an exercise of this Warrant pursuant to this Section 3(b)).
          In the case of any property other than any securities or cash, the Fair Market Value of such property as of such date shall be an amount determined by the Board to represent the fair market value of such property.
          In the case of any cash, the Fair Market Value of such cash as of such date shall be the amount of such cash.
      Exercise Date. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in Section 3(a) or 3(b) above (the "Exercise Date"). At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in Section 3(d) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.
      Issuance of Common Stock Certificates. As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within 10 days thereafter, the Company, at its expense, will cause to be issued in the name of, and delivered to, the Registered Holder, or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer or withholding taxes) may direct:
        a certificate or certificates for the number of full Warrant Shares to which the Registered Holder shall be entitled upon such exercise plus, in lieu of any fractional share to which the Registered Holder would otherwise be entitled, cash in an amount determined pursuant to Section 5 hereof; and
        in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Warrant Shares equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of Warrant Shares for which this Warrant was so exercised (which, in the case of an exercise pursuant to Section 3(b), shall include both the number of Warrant Shares issued to the Registered Holder pursuant to such partial exercise and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the Purchase Price).
      Cash Payment Following Pre-Phase III Milestone Reorganization. If, prior to the Phase III Milestone Date, (x) there is consummated any Reorganization, (y) the Approval Date later occurs and (z) either this Warrant is thereafter exercised or the Registered Holder requires the Company to repurchase the Warrant for $12,500,000 pursuant to Section 1(e), then the Company shall pay to the Registered Holder, within three Business Days following such exercise or repurchase of this Warrant, its Proportionate Part of an amount in cash equal to the interest (and, for the avoidance of doubt, only the interest) that would accrue during the period beginning on the date of consummation of such Reorganization and ending on the Approval Date (or, if applicable, the date of consummation of such repurchase of this Warrant), based on:
        the annual interest rate publicly announced by Citibank, N.A., New York, New York, from time to time as its "prime" commercial loan rate, changing as such rate changes (and compounding annually); and
        a principal amount equal to:
          in the case of an exercise of the Warrant, the product of (x) the aggregate number of Warrant Shares with respect to which this Warrant is exercisable (as of the Approval Date, prior to giving effect to any exercise of this Warrant) and (y) the difference between (1) the Fair Market Value, as of the date of consummation of such Reorganization, of the securities, cash or other property issuable (pursuant to Section 4(e)) upon exercise of a single share of this Warrant, minus (2) the higher of (I) the Reorganization Reference Price and (II) $22.50 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Common Stock occurring at any time after the date hereof); and
          in the case of a repurchase of the Warrant for $12,500,000 pursuant to Section 1(e), $12,500,000.
    Adjustments.
      Adjustment for Stock Splits and Combinations. If the Company shall at any time, or from time to time after the date on which the number of Warrant Shares is fixed effect a subdivision of the outstanding Common Stock, the Purchase Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the date on which the number of Warrant Shares is fixed combine the outstanding shares of Common Stock, the Purchase Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.
      Adjustment for Certain Dividends and Distributions. In the event the Company shall, at any time or from time to time after the date on which the number of Warrant Shares is fixed, make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Purchase Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Purchase Price then in effect by a fraction:
        the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

      provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Purchase Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Purchase Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

      Adjustment in Number of Warrant Shares. When any adjustment is required to be made in the Purchase Price pursuant to Section 4(a) or 4(b) above, the number of Warrant Shares purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.
      Adjustments for Other Dividends and Distributions. In the event the Company shall, at any time or from time to time after the date on which the number of Warrant Shares is fixed, make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than shares of Common Stock) or in cash or other property (other than regular cash dividends paid out of earnings or earned surplus, determined in accordance with generally accepted accounting principles), then and in each such event provision shall be made so that the Registered Holder shall receive upon exercise hereof, in addition to the number of shares of Common Stock issuable hereunder, the kind and amount of securities of the Company, cash or other property which the Registered Holder would have been entitled to receive had this Warrant been exercised on the date of such event and had the Registered Holder thereafter, during the period from the date of such event to and including the Exercise Date, retained any such securities receivable during such period, giving application to all adjustments called for during such period under this Section 4 with respect to the rights of the Registered Holder.
      Adjustment for Reorganization. If there shall occur any Reorganization, then, following such Reorganization, the Registered Holder shall receive upon exercise hereof the kind and amount of securities, cash or other property which the Registered Holder would have been entitled to receive pursuant to such Reorganization if such exercise had taken place immediately prior to such Reorganization. In any such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Registered Holder, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Purchase Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities, cash or other property thereafter deliverable upon the exercise of this Warrant.
      Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Purchase Price pursuant to this Section 4, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than 30 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Registered Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property for which this Warrant shall be exercisable and the Purchase Price) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of the Registered Holder (but in any event not later than 30 days thereafter), furnish or cause to be furnished to the Registered Holder a certificate setting forth (i) the Purchase Price then in effect and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the exercise of this Warrant.
    Fractional Shares. The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but shall pay the value thereof to the Registered Holder in cash on the basis of the Fair Market Value per share of Common Stock as of the Exercise Date.
    Investment Representations. The initial Registered Holder represents and warrants to the Company as follows:
      Investment. It is acquiring the Warrant, and (if and when it exercises this Warrant) it will acquire the Warrant Shares, for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the "Securities Act"), nor with any present intention of distributing or selling the same in violation of the Securities Act; and the Registered Holder has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof in violation of the Securities Act.
      Accredited Investor. The Registered Holder is an "accredited investor" as defined in Rule 501(a) under the Securities Act.
      Experience. The Registered Holder has made such inquiry concerning the Company and its business and personnel as it has deemed appropriate; and the Registered Holder has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of its investment in the Company.
    Transfers, etc.
      Neither this Warrant nor the Warrant Shares shall be offered or transferred by sale, assignment, pledge or otherwise unless (i) such offer or transfer is made pursuant to registration under the Securities Act or (ii) the Company has received an opinion of counsel, which opinion is satisfactory to the Company, to the effect that such registration is not required under the Securities Act. Without limiting the foregoing sentence, this Warrant may not be transferred by sale, assignment, pledge or otherwise, other than (x) if the Registered Holder is IDEA AG, by IDEA AG to a single transferee to whom IDEA AG has sold or assigned its right to receive payments under the License Agreement (such assignee, the "Payment Assignee"), (y) if the Registered Holder is IDEA AG or the Payment Assignee, by IDEA AG or the Payment Assignee to up to an aggregate of 40 transferees and (z) by any transferee referred to in clause (y), to a single subsequent transferee to whom such first transferee transfers such Warrant, provided that such subsequent transferee agrees in writing prior to such transfer (with a copy to the Company) to immediately exercise such Warrant upon such transfer and to immediately sell all of the underlying Warrant Shares (and provided that such transferee actually does so). Hedging transactions involving this Warrant and the Warrant Shares may not be conducted unless in compliance with the Securities Act.
      Each certificate representing Warrant Shares shall bear a legend substantially in the following form:

      "These shares have not been registered under the Securities Act of 1933. They may not be offered or transferred by sale, assignment, pledge or otherwise unless (i) such offer or transfer is made pursuant to registration under the Securities Act or (ii) the corporation has received an opinion of counsel, which opinion is satisfactory to the corporation, to the effect that such registration is not required under the Securities Act of 1933. Hedging transactions involving these shares may not be conducted unless in compliance with the Securities Act of 1933."

      The legend described in Section 7(b) shall be removed, at the request of the Registered Holder, upon satisfaction of the condition described in clause (i) or clause (ii) of such legend.
      The Company will maintain a register containing the name and address of the Registered Holder of this Warrant. The Registered Holder may change its address as shown on the warrant register by written notice to the Company requesting such change.
    Notices of Record Date, etc. In the event that, during the Exercise Period:
      the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or
      of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Company; or
      of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

    then, and in each such case, the Company will send or cause to be sent to the Registered Holder a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall, unless impracticable, be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

    Reservation of Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such number of Warrant Shares and other securities, cash and/or property, as from time to time shall be issuable upon the exercise of this Warrant.
    Exchange or Replacement of Warrants.
      Upon the surrender by the Registered Holder, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 7 hereof, issue and deliver to or upon the order of the Registered Holder, at the Company's expense, a new Warrant or Warrants of like tenor, in the name of the Registered Holder or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer or withholding taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock (or other securities, cash and/or property) then issuable upon exercise of this Warrant.
      Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.
    Notices. All notices and other communications from the Company to the Registered Holder in connection herewith shall be in writing and shall be sent by courier service or personal delivery to the address last furnished to the Company in writing by the Registered Holder. All notices and other communications from the Registered Holder to the Company in connection herewith shall be shall be in writing and shall be sent by courier service or personal delivery to the Company at its principal office. All such notices and communications shall be deemed delivered (i) if delivered by personal delivery, when delivered and (ii) if delivered by courier service guaranteeing a specific delivery date, the date on which such courier service guarantees such delivery.
    No Rights as Stockholder. Until the exercise of this Warrant, the Registered Holder shall not have or exercise any rights by virtue hereof as a stockholder of the Company.
    Amendment or Waiver. Any term of this Warrant may be amended or waived only by an instrument in writing signed by the party against which enforcement of the change or waiver is sought. No waivers of any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.
    Section Headings. The section headings in this Warrant are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.
    Governing Law. This Warrant will be governed by and construed in accordance with the internal laws of the State of Delaware (without reference to any conflicts of law provisions thereof that would cause the application of the laws of any other jurisdiction).
    Currency. All references to "$" in this Warrant refer to United States dollars.
    Facsimile Signatures. This Warrant may be executed by facsimile signature.
    Acceptance by Registered Holder. By acquiring and accepting this Warrant, the Registered Holder shall be deemed to have agreed and accepted the terms and conditions of this Warrant.

EXECUTED as of the Date of Issuance indicated above.

ALPHARMA INC.

By: /s/ Jeffrey S. Campbell
Name: Jeffrey S. Campbell
Title: Executive Vice President and
Chief Financial Officer

ACCEPTED AND AGREED:

IDEA AG

By: /s/ Gregor Cevv
Name: Gregor Cevc
Title: CEO

EXHIBIT I

PURCHASE FORM

To: Alpharma Inc. Dated:____________

The undersigned Registered Holder, pursuant to the provisions set forth in the attached Warrant, hereby elects to purchase (check applicable box):

ð ____ shares of the Class A Common Stock of Alpharma Inc. covered by such Warrant; or

ð ____ shares of Class A Common Stock covered by such Warrant pursuant to the cashless exercise procedure set forth in Section 3(b).

The undersigned herewith makes payment of the full purchase price for such shares at the price per share provided for in such Warrant. Such payment takes the form of (check applicable box or boxes):

ð $______ in lawful money of the United States; and/or

ð the cancellation of such portion of the attached Warrant as is exercisable for a total of _____ Warrant Shares (using a Fair Market Value of $_____ per share for purposes of this calculation) ; and/or

ð the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in Section 3(b), to exercise this Warrant with respect to ____ Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in Section 3(b).

Signature: ______________________

Address: _______________________

_______________________